UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2011

PSIVIDA CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-51122	26-2774444
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Pleasant Street

Watertown, MA 02472

(Address of Principal Executive Offices) (Zip Code)

(617) 926-5000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 14, 2011, pSivida Corp., and its wholly owned subsidiaries pSivida US, Inc. and pSiMedica Limited (collectively, “pSivida”) and Pfizer Inc.(“Pfizer”) entered into an Amended and Restated Collaborative Research and License Agreement dated as of June 14, 2011 (the “Restated Agreement”) which amended and restated their Collaborative Research and License Agreement dated as of April 3, 2007 (the “Original Agreement”). As more fully described below, under the Restated Agreement, pSivida granted Pfizer an exclusive option under various circumstances to a license to develop and commercialize worldwide a sustained release bioerodible implant designed to deliver latanoprost by subconjunctival injection (the “Product”) for opthalmic disease. pSivida is entitled to consideration of up to $168.8 million plus royalties, regains all rights to its intellectual property in ophthalmic applications previously included in the Original Agreement other than pursuant to the Restated Agreement and has rights to develop and commercialize the Product if Pfizer doesn’t exercise its option.

Under the Restated Agreement, Pfizer will pay pSivida $2.3 million in cash as an upfront payment and pSivida agrees to use commercially reasonable efforts to develop the Product at its expense and with technical assistance from Pfizer for at least one year and thereafter, at pSivida’s option, through completion of Phase II clinical trials, as defined. Upon completion of Phase II clinical trials, Pfizer has the option to acquire, upon payment of an option fee of $20 million, an exclusive, worldwide license to develop and commercialize the Product for ophthalmic disease in humans other than Uveitis. If Pfizer exercises its option, it must use commercially reasonable efforts at its expense to develop and commercialize the Product, and pSivida is eligible to receive development, regulatory and commercial milestone payments that could total up to $146.5 million and double-digit royalties based on net sales of the Product. If Pfizer does not exercise this option, pSivida will be able to develop and commercialize the Product on its own or with a partner with rights to Pfizer intellectual property necessary to develop and commercialize the Product. If pSivida elects to cease development of the Product prior to completion of Phase II clinical trials, Pfizer also has an option to acquire, upon payment of a lesser option fee, an exclusive, worldwide license to develop and commercialize the Product for ophthalmic disease in humans other than Uveitis at its expense. In this case, Pfizer must also use commercially reasonable efforts to develop and commercialize the Product, and pSivida is eligible to receive lesser development, regulatory and commercial milestone payments and a lower royalty on net sales of the Product. If Pfizer does not exercise this option, pSivida will be able to develop and commercialize the Product on its own or with a partner with rights to Pfizer intellectual property necessary to develop and commercialize the Product, following a one-year cessation of development activities.

Either Party may terminate the Restated Agreement for various reasons including in the event of a material breach of the Restated Agreement that is not cured within the applicable cure period or if the other Party enters into bankruptcy or similar proceedings. Pfizer may terminate the Restated Agreement at Pfizer’s sole discretion on 60 days’ notice. In the event Pfizer terminates in its discretion on 60 days’ notice or pSivida terminates for Pfizer’s material breach, pSivida has the right to develop and commercialize the Product.

The Restated Agreement replaces all of the rights and obligations under the Original Agreement, except for confidentiality and indemnification.

An investigator-sponsored Phase I/II dose-escalating clinical study designed to assess the safety and efficacy of the Product in patients with elevated intraoccular pressure is underway.

Incorporation by Reference

pSivida Corp. hereby incorporates by reference this Current Report on Form 8-K in the Company’s registration statements (Nos. 333-132777, 333-141083, 333-143225, 333-163347 and 333-163349) on Form S-3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSIVIDA CORP.

Date: June 20, 2011	By:	/s/ Lori Freedman
Lori Freedman, Vice President, Corporate Affairs, General Counsel and Secretary